UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington,  D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 15, 2016

Sanchez Production Partners LP

(Exact name of registrant as specified in its charter)

Delaware	001-33147	11-3742489
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

1000 Main Street, Suite 3000
Houston, TX	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 783-8000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01Entry into a Material Definitive Agreement.

Purchase and Sale Agreement

On June 15, 2016, certain wholly-owned subsidiaries of Sanchez Production Partners LP (the “Sellers”) entered into that certain Purchase and Sale Agreement (the “Purchase Agreement”) with Gateway Resources U.S.A., Inc. (“Buyer”) pursuant to which the Sellers have agreed to sell to the Buyer, effective as of August 1, 2016 (the “Effective Time”), substantially all of the Sellers’ operated oil and gas wells, leases and other associated assets and interests in Oklahoma and Kansas (other than those arising under or related to a concession agreement with the Osage Nation) for cash consideration of $7,120, subject to adjustment for title and environmental defects.  In addition, the Buyer has agreed to assume all obligations relating to the assets arising after the Effective Time and all plugging and abandonment costs relating to the assets arising prior to the Effective Time.

The Purchase Agreement contains customary representations and warranties by the Sellers and the Buyer, and the Sellers and the Buyer have agreed to customary indemnities relating to breaches of representations, warranties and covenants and the payment of assumed and excluded obligations.  The transaction contemplated by the Purchase Agreement is anticipated to close on August 1, 2016, subject to the accuracy of the representations and warranties of the parties in the Purchase Agreement, compliance by the parties with the covenants contained therein, no litigation restraining a party’s ability to consummate the transaction, and the obtainment of any material consents and approvals.

The foregoing description of the Purchase Agreement is a summary and is qualified in its entirety by the full text of the Purchase Agreement, a copy of which will be filed by Sanchez Production Partners LP with its quarterly report on Form 10-Q for the quarter ending June 30, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANCHEZ PRODUCTION PARTNERS LP
By: Sanchez Production Partners GP LLC, its general partner

Date: June 16, 2016	By:	/s/ Charles C. Ward
Charles C. Ward
Chief Financial Officer